EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Variable Insurance Trust of our report dated February 19, 2024, relating to the financial statements and financial highlights, which appear in NVIT GS Emerging Markets Equity Insights Fund, NVIT GS International Equity Insights Fund, NVIT GS Large Cap Equity Fund (formerly, NVIT GS Large Cap Equity Insights Fund), NVIT GS Small Cap Equity Insights Fund and NVIT U.S. 130/30 Equity Funds’ Annual Reports on Form N-CSR for the year ended December 31, 2023. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 26, 2024